EXHIBIT 5.1

[ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP LETTERHEAD ]

April 9, 2007

DGSE Companies, Inc. 2817 Forest Lane Dallas, Texas 75234

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to DGSE Companies, Inc., a Nevada corporation (“Parent”), and its wholly-owned subsidiary DGSE Merger Corp., a Delaware corporation (“Merger Sub”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the registration of:

(A)
an aggregate of 3,603,049 shares (the “Merger Shares”) of Parent’s common stock, par value $0.01 per share (the “Common Stock”), to be issued to stockholders of Superior Galleries, Inc., a Delaware corporation (“Superior”), pursuant to the terms and conditions of that certain Amended and Restated Agreement and Plan of Merger and Reorganization, made and entered into as of January 6, 2007 (the “Merger Agreement”), by and among Parent, Merger Sub, Superior, and Stanford International Bank Ltd. (“Stanford”), as stockholder agent for the stockholders of Superior, pursuant to which it is contemplated that Superior will merge with and into Merger Sub, with Superior as the surviving corporation (the “Merger”);

(B)
warrants to purchase up to 1,708,634 shares of Common Stock, substantially in the form attached as an exhibit to the Merger Agreement (the “Stanford Warrants”), which are contemplated to be issued to Stanford and its designees in connection with the Merger, as provided in the Merger Agreement;

(C)	up to 1,708,634 shares (the “Stanford Warrant Shares”) of Common Stock to be issued upon exercise of the Stanford Warrants; and

April 9, 2007

(D)
up to 96,971 shares (together with the Stanford Warrant Shares, the “Warrant Shares”, and, collectively with the Merger Shares, the “Shares”) of Common Stock to be issued upon exercise of that certain Warrant issued by Parent to Silvano DiGenova on January 6, 2007 (together with the Stanford Warrants, the “Warrants”).

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, Parent’s charter documents, the proceedings taken by Parent with respect to the authorization and adoption of the Merger and the Merger Agreement, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that (i) if the Shares are certificated, the stock certificates to be issued to represent the Shares (collectively, the “Stock Certificates”) will conform to the specimen common stock certificate submitted to us, and the Stock Certificates will be duly executed by Parent and countersigned by the transfer agent therefor in accordance with Article V, Section 6(a) of Parent’s bylaws and Section 78.235 of the Nevada Revised Statutes, (ii) the stockholders of Superior will approve and adopt the Merger Agreement and approve the Merger, and a Certificate of Merger substantially in the form attached to the Merger Agreement will be filed with the Secretary of State of the State of Delaware giving effect to the Merger, (iii) the stockholders of Parent will approve and adopt the amendment to the Articles of Incorporation of Parent increasing the authorized shares of Common Stock by 20,000,000 shares (the “New Shares”) and Articles of Amendment substantially in the form included as Annex J to the prospectus forming part of the Registration Statement will be filed with the Secretary of State of the State of Nevada giving effect to such amendment, (iv) shares currently reserved, including without limitation from the New Shares upon authorization thereof, will remain available for the issuance of the Shares, (v) each of the conditions to Parents’ obligation to consummate the Merger specified in the Merger Agreement will be satisfied at the time of the consummation of the Merger without having been waived, and (vi) none of Parent’s charter documents, the Merger Agreement, the Warrants and the corporate proceedings relating to the Merger will be rescinded, amended or otherwise modified prior to the issuance of the Shares (except for the aforesaid Articles of Amendment). We have obtained from the officers of Parent certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

April 9, 2007

Based on the foregoing review, and in reliance thereon, and subject to the assumptions and limitations set forth herein, including without limitation the approval by the stockholders of Superior of the Merger and the authorization by the stockholders of Parent of the New Shares, we are of the opinion that:

(a)  The Merger Shares, when issued and delivered in accordance with the Merger Agreement and the Registration Statement (including the execution and delivery of Stock Certificates therefor or, with respect to uncertificated Merger Shares, the registration of the purchaser thereof as the registered holder thereof by Parent or its transfer agent, against payment in full of the consideration therefor), will be duly authorized, validly issued, fully paid and nonassessable.

(b)  The Stanford Warrants, when executed and delivered in accordance with the Merger Agreement and the Registration Statement (including the receipt by Parent through Superior of the full consideration specified in the Merger Agreement therefor), will constitute the valid and binding obligations of Parent, enforceable against Parent in accordance with their terms.

(c)  The Warrant Shares, when issued and delivered in accordance with the applicable Warrant and the Registration Statement (including the execution and delivery of a Stock Certificate therefor or, with respect to uncertificated Warrant Shares, the registration of the purchaser thereof as the registered holder thereof by Parent or its transfer agent, against payment in full of the exercise price specified in such Warrant) and, with respect to the Warrant Shares to be issued pursuant to the Stanford Warrants, assuming Parent has received the full consideration for the issuance of the Stanford Warrants specified therefor in the Merger Agreement, upon exercise of the applicable Warrant, will be duly authorized, validly issued, fully paid and nonassessable.

Our opinion in paragraph (b) above is subject to the following limitations and qualifications: (i) limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally; (ii) limitations imposed by general principles of equity upon the availability of equitable remedies for the enforcement of provisions of the Stanford Warrants, whether considered in a proceeding at law or in equity, and by the effect of judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; (iii) the effect of any California, Nevada or Texas state or United States federal law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or contrary to public policy; (iv) the enforceability of the provisions of Section 12 of the Stanford Warrants purporting to waive rights to trial by jury or objections to venue or jurisdiction in connection with any litigation arising out of or pertaining to any Stanford Warrant; and (v) Section 13 of the Stanford Warrants requiring written amendments or waivers insofar as it suggests that (A) the failure to exercise, or any delay in exercising, rights or remedies available under the Stanford Warrants will not operate as a waiver of any such right or remedy, or (B) oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply (we note that a requirement that provisions of the Stanford Warrants may only be amended or waived in writing may not be binding or enforceable if an oral agreement has been created modifying such provision or an implied agreement by trade practice or course of conduct has given rise to an amendment or waiver).

April 9, 2007

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the “Legal Matters” portion of the Registration Statement.

We express no opinion as to matters governed by any laws other than the laws of the State of California; the Nevada Private Corporations Code, the applicable provisions of the Nevada Constitution and reported decisions of the Nevada courts interpreting these respective laws; and, to the extent set forth below, the laws of the State of Texas. We express no opinion as to the laws of any other jurisdiction nor as to the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We note that the Stanford Warrants have designated the laws of the State of Texas as the laws governing the Stanford Warrants. We express no opinion as to whether the laws of any jurisdiction are applicable to the Stanford Warrants or the transactions contemplated thereby. In rendering our opinions above, with respect to all matters governed by the laws of the State of Texas, we have relied solely upon the opinion of Glast, Phillips & Murray P.C. of even date herewith, which is attached as Annex I hereto, and our opinion is subject to the assumptions, qualifications and limitations set forth therein.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to Parent, Merger Sub, the Shares, the Warrants, the Merger, the Merger Agreement, or the Registration Statement.

Respectfully submitted,
/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
W02-WEST:6AFP1\400090176.8

ANNEX I

[ GLAST, PHILLIPS & MURRAY, PC LETTERHEAD ]

April 9, 2007

Sheppard, Mullin, Richter & Hampton LLP
12275 El Camino Real, Suite 200
San Diego, California 92130-2006

Re:	Warrants for the purchase of Common Stock of DGSE Companies, Inc.

Gentlemen:

We have acted as special counsel to DGSE Companies, Inc. (“DGSE”), a Nevada corporation, in connection with a proposed merger and filing of a registration statement on Form S-4 under the Securities Act of 1933, as amended, covering the registration of, among other securities therein, warrants to purchase up to 1,708,634 shares of Common Stock (the “Stanford Warrants”) substantially in the form attached hereto as Exhibit “A” and made a part hereof, which are contemplated to be issued to Stanford International Bank Ltd. and its designees in connection with the proposed merger.

This opinion is being furnished to specifically clarify the status of the Stanford Warrants, which are to be issued according to the proposed merger, and which warrants are to be governed and interpreted according to the laws of the State of Texas.

In connection with this opinion, I have reviewed the proposed Stanford Warrants in the form attached as Exhibit “A”, and DGSE Companies, Inc.’s Nevada charter documents.

In this regard, we have assumed that: (a) the statements made in all such merger agreements, instruments, documents, registration statement, and certificates are accurate and complete; (b) the merger agreements, instruments, documents, registration statement, warrants, and certificates submitted to us as copies will conform with the originals thereof; (c) all entities which are parties to the proposed merger other than DGSE and the officers have the right, power, and authority by the Board of Directors to enter into and execute the proposed merger and documents; and (d) the execution and delivery of the Stanford Warrants and merger documents by such entities are valid.

The opinions set forth below are subject to the following additional limitations, qualifications, assumptions, and exceptions:

(a)  This opinion letter is limited to the laws and regulations of the United States of America and the State of Texas, all as in effect on and as of the date of this opinion. We express no opinion concerning any matter respecting or affected by any laws of any other states or jurisdiction.

Sheppard, Mullin, Richter & Hampton LLP
April 9, 2007

(b)  We express no opinion whatsoever with respect to any rules of choice or conflicts of law.

Based on the foregoing, and subject to the limitations, qualifications, assumptions, and exceptions set forth herein, we are of the opinion that:

The Stanford Warrants, when executed and delivered in accordance with its terms and conditions as set forth therein in Exhibit “A”, will constitute a valid and binding obligation of DGSE, governed and enforceable against them by its terms in accordance with the laws of the State of Texas.

Our opinion above is subject to the following limitations and qualifications: (a) limitations imposed by applicable bankruptcy, insolvency, receivership, reorganization, moratorium, and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally; (b) limitations imposed by general principles of equity upon the availability of equitable remedies for the enforcement of provisions of the Stanford Warrants, whether considered in a proceeding at law or in equity, and by the effect of judicial decisions holding that certain provisions are unenforceable when their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; (c) the effect of any Texas state or United States federal law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made or contrary to public policy; and (d) Section 13 of the Stanford Warrants requiring written amendments or waivers insofar as it suggests that (i) the failure to exercise, or any delay in exercising, rights or remedies available under the Stanford Warrants will not operate as a waiver of any such right or remedy, or (ii) oral or other modifications, amendments, or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply (we note that a requirement that provisions of the Stanford Warrants may only be amended or waived in writing may not be binding or enforceable if any oral agreement has been created modifying such provision or an implied agreement by trade practice or course of conduct has given rise to an amendment or waiver).

Sheppard, Mullin, Richter & Hampton LLP
April 9, 2007

The opinion expressed herein is solely for your benefit. You may rely upon our foregoing opinion in rendering your opinion to DGSE that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,
/s/ Glast, Phillips & Murray, P.C.

MAW:cez

cc: John Benson, CFO
  DGSE Companies, Inc.